Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	May 1, 2003 -May 31, 2003
Payment Date	06/25/03

Aggregate Amount Collected for the Collection Period
		Interest		$3,097,892.18
		Principal Collections		$38,723,502.31
		Substition Amounts		$—
Application of Collected Amounts
Applied in the following order of priority:
(i	)	Enhancer Premium			$118,750.00
(ii	)	Noteholder’s Interest			$1,293,319.44
(iii	)	Principal Collections to Funding Account			$8,681,811.77
(iv	)	Excess Spread (during Revolving)			$—
(v	)	Excess Spread (during AP)			$—
(vi	)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii	)	Noteholder’s Principal Distribution			$—
(viii	)	Enhancer for Prior Draws			$—
(ix	)	Liquidation Loss Amount			$—
(x	)	Enhancer			$—
(xi	)	Interest Shortfalls			$—
(xii	)	Indenture Trustee			$—
(xiii	)	Certificates			$—
Balances
		Beginning Note Balance			$960,000,000.00
		Ending Note Balance			$950,000,000.00
			Change		$—
		Beginning Excluded Amount			$—
		Ending Excluded Amount			$—
			Change		$—
		Beginning Pool Balance			$937,663,614.30
		Ending Pool Balance			$928,961,802.53
			Change		$8,681,811.77
		Beginning Principal Balance			$937,663,614.30
		Ending Principal Balance			$928,981,802.53
			Change		$8,681,811.77
		Additional Draws			$30,089,639.95
		Beginning Additional Balance			$3,815,678.38
		Additional Balance Increase (Draws less Payments less Funding)			$(1,673,216.34)
		Ending Additional Balance Increase Amount			$2,142,462.04

Delinquencies
	#		$
Two statement cycle dates:		8		$398,199.40
Three statement cycle dates:		3		$175,700.17
Four statement cycle dates:		2		$56,302.58
Five statement cycle dates:		4		$222,879.91
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		4		$47,949.41
Other Information
Gross WAC for Collection Period				4.117%
Net WAC Rate for Collection Period				3.469%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$27,145,102.50
Beginning Captialized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$35,826,914.27
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,250,000.00
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$2,142,462.04
Gross CPR (1 mo. Annualized)				39.716%
Net CPR (1 mo. Annualized)				10.562%
Draw Rate (1 mo. Annualized)				32.346%
WAM				221.71
AGE				11.06

Wachovia Bank, National Association as Servicer